Exhibit 3.1

ARTICLE OF INCORPORATION

THE BANK OF KENTUCKY FINANCIAL CORPORATION

KNOW ALL MEN BY THESE PRESENTS;

That the undersigned, being a natural person of legal age, desiring to form a Corporation for profit under Kentucky Revised Statute 271B.2-010, et seq, does hereby certify:

1. The name of the Corporation is THE BANK OF KENTUCKY FINANCIAL CORPORATION.

2. The aggregate number of shares of stock which the Corporation shall have authority to issue is 1,000 shares with a par value of $5.00 each. Each share of stock shall have one (1) vote.

3. The street address of the Corporation’s initial registered office is 1065 Burlington Pike, Florence, Kentucky 41042, and the name of the Corporation’s initial registered agent at said address is Robert W. Zapp.

4. The mailing address of the Corporation’s principal office is 1065 Burlington Pike, Florence, Kentucky 41042.

5. The name and mailing address of the incorporator, who also shall serve as the initial member of the Board of Directors of this Corporation, is as follows:

Wilbert L. Ziegler

200 Covington Mutual Building

629 Madison Avenue

Covington, Kentucky 41011

6. Commencing at the first shareholders meeting at which Directors are elected, and thereafter, the number of Directors of the Corporation shall be not less than nine (9) nor more than fifteen (15). The number of Directors to be elected at any annual meeting shall be set by Resolution adopted by the Board of Directors within the range as set forth herein. Except for the terms of the initial Director which shall expire at the first shareholders meeting at which Directors are elected, the terms of the Directors of the Corporation shall be staggered by dividing the total number of Directors in three groups with each group containing one-third of the total, as near as may be. The terms of Directors in the first group shall expire at the first annual shareholders meeting after their election, the terms of the second group shall expire at the second annual shareholders meeting after their election, and the terms of the third group shall expire at the third annual shareholders meeting after their election. At each annual shareholders meeting held thereafter, Directors shall be chosen for a term of three (3) years to succeed those whose terms expire. If at any time there are no shareholders of the Corporation, the then serving Directors of the Corporation are authorized to elect their successors. A Director may be removed prior to the expiration of the Director’s term only for cause by the shareholders at a meeting called for the purpose of removing the Director.

7. (A) The Board of Directors of the Corporation, in addition to all other powers conferred by law, shall have the power to cause the Corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (i) shares of any class or series issued by it, (ii) any security or other obligation of the Corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the Articles of the Corporation, and (iii) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the Articles of Incorporation of the Corporation.

(A) The Corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the Corporation.

(B) The authority granted in this Article 7 shall not limit the plenary authority of the Board of Directors of the Corporation to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities or other obligations issued by the Corporation or authorized by the Articles of Incorporation of the Corporation.

8. Notwithstanding any provision of the Kentucky Revised Statutes requiring for any purpose the vote, consent, waiver or release of the holders of shares of the Corporation entitling them to exercise any proportion of the voting power of the Corporation or of any class or class thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the Corporation or of such class or classes; provided, however, that if the Board of Directors of the Corporation shall recommend against the approval of any of the following matters, the affirmative vote of the holders of shares entitling them to exercise not less than seventy-five percent (75%) of the voting power of the Corporation or of any class or classes of shares of the Corporation, which entitle the holders thereof to vote in respect of any such matter as a class, shall be required to adopt:

(A) A proposed Amendment to the Articles of Incorporation of the Corporation;

(B) A proposed amendment to the By-Laws of the Corporation;

(C) A proposal to change the number of directors by action of the shareholders;

(D) An agreement of merger or consolidation providing for the proposed merger or consolidation of the Corporation with or into one or more other Corporations;

(E) A proposed combination or majority share acquisition involving the issuance of shares of the Corporation and requiring shareholder approval;

(F) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the Corporation; or

(G) A proposed dissolution of the Corporation.

9. No shareholder of the Corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

IN WITNESS WHEREOF, Wilbert L. Ziegler has hereunto subscribed his name this 26th day of January, 1993.

/s/ Wilbert L. Ziegler
Wilbert L. Ziegler

COMMONWEALTH OF KENTUCKY

COUNTY OF KENTON

Subscribed and sworn to and acknowledged before me, a Notary Public, in and for the Commonwealth of Kentucky, by the above named Wilbert L. Ziegler this 26th day of January, 1993.

/s/ Lori Jean Fields Lee
Notary Public
Kentucky State at Large
My Commission Expires: September 25, 1993

FIRST AMENDMENT

ARTICLES OF INCORPORATION

THE BANK OF KENTUCKY FINANCIAL CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, Chairman of the Board of Directors of the Bank of Kentucky Financial Corporation, does hereby certify:

1. The name of the Corporation is THE BANK OF KENTUCKY FINANCIAL CORPORATION.

2. The text of the amendment to the Articles of Incorporation is as follows:

Section 5 of the original Articles of Incorporation of THE BANK OF KENTUCKY FINANCIAL CORPORATION is amended to read in full as follows:

5a.	The name and mailing address of the incorporator of this Corporation is as follows:

Wilbert L. Ziegler

200 Covington Mutual Building

629 Madison Avenue

Covington, Kentucky 41011

b.	The names and mailing addresses of the individuals who shall serve as the initial directors of the corporation are as follows:

R. C. Durr Fuller Square Building, Suite 260 8100 Burlington Pike Florence, Kentucky 41042	Robert W. Zapp 1065 Burlington Pike Florence, Kentucky 41042

Rodney S. Cain 445 Bristow Road Independence, Kentucky 41051	Robert B. Sathe 995 Chesterton Way Cincinnati, OH 45230

Ruth Seligman-Doering 15 Fairway Drive Southgate, Kentucky 41071	Mary Sue Rudicill 1065 Burlington Pike Florence, Kentucky 41042

John E. Miracle, D.M.D. 461 Richwood Road Walton, Kentucky 41094	David E. Meyer 1118 Panorama Drive Covington, Kentucky 41011

Herbert H. Works 3219 Crescent Avenue Erlanger, Kentucky 41018

The initial Directors may increase the number of initial directors to a total of initial directors not to exceed 15 by affirmative vote of a majority of the initial directors then serving who also may by affirmative vote of the majority then serving fill the vacancies created by any increase in the number of initial directors.

3. The foregoing Amendment was adopted November 1, 1994.

4. The Amendment was adopted by the Board of Directors of the Corporation without shareholder action. The Corporation as of the date of the Amendment’s adoption did not have any shareholders.

DATED this 1st day of November, 1994.

/s/ R. C. Durr
R. C. Durr, Chairman of the Board
THE BANK OF KENTUCKY
FINANCIAL CORPORATION

COMMONWEALTH OF KENTUCKY

COUNTY OF BOONE

SECOND AMENDMENT

ARTICLES OF INCORPORATION

THE BANK OF KENTUCKY FINANCIAL CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, Chairman of the Board of Directors of the Bank of Kentucky Financial Corporation, does hereby certify:

1. The name of the Corporation is THE BANK OF KENTUCKY FINANCIAL CORPORATION.

2. The text of the amendment to the Articles of Incorporation is as follows:

Section 2 of the original Articles of Incorporation of THE BANK OF KENTUCKY FINANCIAL CORPORATION is amended to read in full as follows:

2.	The aggregate number of shares of stock which the Corporation shall have authority to issue is 5,000,000 shares with a par value of $5.00 each. Each share of stock shall have one (1) vote.

3. The foregoing Amendment was adopted February 17, 1995.

4. The Amendment was adopted by the Board of Directors of the Corporation without shareholder action. The Corporation as of the date of the Amendment’s adoption did not have any shareholders.

DATED this 17th day of February, 1995.

/s/ R. C. Durr
R. C. Durr, Chairman of the Board
THE BANK OF KENTUCKY
FINANCIAL CORPORATION

COMMONWEALTH OF KENTUCKY

COUNTY OF BOONE

The foregoing document was executed and acknowledged before me, a Notary Public, in and for the Commonwealth of Kentucky, by R. C. Durr, Chairman of the Board of Directors of The Bank of Kentucky Financial Corporation this 17th day of February, 1995.

/s/ Wilbert L. Ziegler
Notary Public
My Commission Expires: October 8, 1998
Kentucky State at Large

THIRD AMENDMENT

ARTICLES OF INCORPORATION

THE BANK OF KENTUCKY FINANCIAL CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, President of the Bank of Kentucky Financial Corporation, does hereby certify:

1. The name of the Corporation is THE BANK OF KENTUCKY FINANCIAL CORPORATION.

2. The text of the amendment to the Articles of Incorporation is as follows:

Section 2 of the original Articles of Incorporation of THE BANK OF KENTUCKY FINANCIAL CORPORATION is amended to read in full as follows:

2.	The aggregate number of shares of stock which the Corporation shall have authority to issue is 15,000,000 shares having no par value. Each share of stock shall have one (1) vote. Each share of stock of the Corporation with a par value of $5.00 each issued and outstanding as of April 16, 1999 shall, without further action, be a share of stock of the Corporation with no par value.

3. The foregoing Amendment was recommended by the Board of Directors of the Corporation to the shareholders for approval at a meeting of the Board of Directors held March 19, 1999 and said Amendment was approved by shareholders of the Corporation at a meeting held April 16, 1999. There was only one class of shares entitled to vote on said Amendment. The number of outstanding shares entitled to vote at said meeting was 3,518.224; 2,547,173 shares were indisputably represented at said meeting and 2,535,557 shares were cast for the Amendment and 444 shares were cast against the Amendment. The number of shares cast for the Amendment was sufficient for approval by the shareholders of the Corporation.

DATED this 27th day of April, 1999.

/s/ Robert W. Zapp
Robert W. Zapp, President
THE BANK OF KENTUCKY
FINANCIAL CORPORATION

COMMONWEALTH OF KENTUCKY

COUNTY OF BOONE

The foregoing document was executed and acknowledged before me, a Notary Public, in and for the Commonwealth of Kentucky, by Robert W. Zapp, President of The Bank of Kentucky Financial Corporation this 27th day of April,

/s/ Melissa A. Behler
Notary Public
My Commission Expires: July 11, 2000
Kentucky State at Large

FOURTH AMENDMENT

ARTICLES OF INCORPORATION

THE BANK OF KENTUCKY FINANCIAL CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, President of The Bank of Kentucky Financial Corporation, does hereby certify:

1. The name of the Corporation is THE BANK OF KENTUCKY FINANCIAL CORPORATION.

2. The text of the amendment to the Articles of Incorporation is as follows:

Section 6 of the original Articles of Incorporation of THE BANK OF KENTUCKY FINANCIAL CORPORATION is amended to read in full as follows:

6.	Commencing at the first shareholders meeting at which Directors are elected, and thereafter, the number of Directors of the Corporation shall be not less than nine (9) nor more than fifteen (15). The number of Directors to be elected at any annual meeting shall be set by Resolution adopted by the Board of Directors within the range as set forth herein. The members of the Board of Directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. If at any time there are no shareholders of the Corporation, the then serving Directors of the Corporation are authorized to elect their successors. A Director may be removed prior to the expiration of the Director’s term only for cause by the shareholders at a meeting called for the purpose of removing the Director.

3. The foregoing amendment was recommended by the Board of Directors of the Corporation to the shareholders for approval at a meeting of the Board of Directors held on March 21, 2008 and said amendment was approved and adopted by shareholders of the Corporation at a meeting held April 18, 2008. There was only one class of shares entitled to vote on said amendment. The number of outstanding shares entitled to vote at said meeting was 5,646,907; 4,767,730 shares were indisputably represented at said meeting and 4,703,227 shares were cast for the amendment and 61,036 shares were cast against the amendment. The number of shares cast for the amendment was sufficient for approval by the shareholders of the Corporation.

DATED this 21st of May, 2008.

/s/ Robert W. Zapp
Robert W. Zapp, President
THE BANK OF KENTUCKY
FINANCIAL CORPORATION

COMMONWEALTH OF KENTUCKY

COUNTY OF KENTON

The foregoing document was executed and acknowledged before me, a Notary Public, in and for the Commonwealth of Kentucky, by Robert W. Zapp, President of The Bank of Kentucky Financial Corporation this 21st day of May, 2008.

/s/ Melissa A. Behler
Melissa A. Behler
Notary Public
My Commission Expires: July 11, 2008
Kentucky State at Large

FIFTH AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

THE BANK OF KENTUCKY FINANCIAL CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, President of The Bank of Kentucky Financial Corporation, does hereby certify:

1. The name of the Corporation is THE BANK OF KENTUCKY FINANCIAL CORPORATION.

2. The text of the amendment to the Articles of Incorporation is as follows:

(a) Section 2 of the original Articles of Incorporation of THE BANK OF KENTUCKY FINANCIAL CORPORATION is amended to read in full as follows:

2. (A) The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 15,100,000 shares, consisting of (i) 15,000,000 shares of common stock, having no par value, and (ii) 100,000 shares of preferred stock, having no par value. Each share of stock of the Corporation with a par value of $5.00 each issued and outstanding as of April 16, 1999 shall, without further action, be a share of stock of the Corporation with no par value.

(B) All shares of common stock shall have full and unlimited voting power, shall be entitled to one (1) vote per share and shall be without distinction as to powers, preferences, and rights. No holder of shares of the common stock of the Corporation shall have any preemptive or preferential right to subscribe for, purchase or receive any additional shares of capital stock of the Corporation or rights or options to purchase additional shares of capital stock of the Corporation or securities convertible into or carrying rights or options to purchase additional shares of the capital stock of the Corporation. All shares of preferred stock shall have the powers, preferences and rights as established by the Board of Directors pursuant to this Article 2(C) hereof.

(C) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 2(A) and (B) above, to provide for the issuance of the shares of Corporation preferred stock in series and, by an appropriate filing pursuant to the applicable law of Kentucky, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof to the fullest extent permitted by the applicable law of Kentucky.

(D) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative (or partially cumulative), and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) Whether the shares of such series shall have a preference, as to the payment of dividends or otherwise, over the shares of Corporation common stock or the shares of any other series of preferred stock;

(viii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix) Any other relative rights, preferences and limitations of that series.

(b) Section 9 of the original Articles of Incorporation of THE BANK OF KENTUCKY FINANCIAL CORPORATION is deleted in its entirety.

3. The foregoing amendment was recommended by the Board of Directors of the Corporation to the shareholders for approval at a meeting of the Board of Directors held on November 14, 2008 and said amendment was approved and adopted by shareholders of the Corporation at a meeting held February 3, 2009. There was only one class of shares entitled to vote on said amendment. The number of outstanding shares entitled to vote at said meeting was 5,606,607; 3,355,380 shares were indisputably represented at said meeting and 3,222,744 shares were cast for the amendment and 110,672 shares were cast against the amendment. The number of shares cast for the amendment was sufficient for approval by the shareholders of the Corporation.

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DATED this 5th of February, 2009.

By:	/s/ Robert W. Zapp
Robert W. Zapp, President
THE BANK OF KENTUCKY FINANCIAL CORPORATION

COMMONWEALTH OF KENTUCKY

COUNTY OF KENTON

The foregoing document was executed and acknowledged before me, a Notary Public, in and for the Commonwealth of Kentucky, by Robert W. Zapp, President of The Bank of Kentucky Financial Corporation this 5th day of FEB, 2009.

/s/ Melissa A. Behler
Name: Melissa A. Behler
Notary Public
My Commission Expires: July 11, 2012
Kentucky State at Large

3

SIXTH AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

THE BANK OF KENTUCKY FINANCIAL CORPORATION

The Bank of Kentucky Financial Corporation, a corporation organized and existing under the laws of the Commonwealth of Kentucky (the “Corporation”), in accordance with the provisions of Section 271B.6-020 of the Kentucky Revised Statutes, does hereby adopt this Sixth Amendment to the Articles of Incorporation of The Bank of Kentucky Financial Corporation for the purpose of determining the preferences, limitations and relative rights of a new series of preferred stock to be designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.

The board of directors of the Corporation, in accordance with the Articles of Incorporation and Bylaws of the Corporation and applicable law, adopted the following resolution on February 3, 2009 creating a series of 34,000 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”:

RESOLVED, that pursuant to the provisions of the Articles and Bylaws of the Corporation and applicable law, the Articles are hereby amended to add a new Section 2(E), pursuant to which a series of Fixed-Rate Cumulative Perpetual Preferred Stock, Series A, without par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series shall be set forth in such Section 2(E), which shall read in its entirety as follows:

(E) Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 34,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Section 2(E) (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, no par value per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $8,500,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means the Original Issue Date.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, The Bank of Kentucky Financial Corporation has caused this Sixth Amendment to be signed by Robert W. Zapp, its President, this 9th day of February, 2009.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

By:	/s/ Robert W. Zapp
Name:	Robert W. Zapp
Title:	President

COMMONWEALTH OF KENTUCKY

COUNTY OF KENTON

The foregoing document was executed and acknowledged before me, a Notary Public, in and for the Commonwealth of Kentucky, by Robert W. Zapp, President of The Bank of Kentucky Financial Corporation this 9th day of Feb., 2009.

/s/ Melissa A. Behler
Name:	Melissa A. Behler
Notary Public
My Commission Expires: July 11, 2012
Kentucky State at Large

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ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend

Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution

Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66  2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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